Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the registration of 40,000,000 shares of Common Stock of PG&E Corporation filed with the Securities and Exchange Commission, pertaining to the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees of our report dated June 24, 2015, with respect to the financial statements and supplemental schedules of the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees included in the Annual Report (Form 11-K) as of December 31, 2014 and for the year then ended.

/s/ MORRIS, DAVIS, CHAN & TAN LLP

Oakland, California
August 18, 2015